Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of Panamax Vessel

NEW YORK, September 25, 2008 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Thunder, a 2007-built Panamax vessel. The Genco Thunder is the final vessel to be delivered to the Company under Genco’s agreements previously announced on May 12, 2008 to acquire three drybulk vessels from Bocimar International N.V. and Delphis N.V.

The Genco Thunder is expected to be delivered to its charterer, Glory Wealth Shipping Pte. Ltd., on or about September 27, 2008, to commence a short-term time charter for approximately 50 days at a rate of $35,000 per day, less a 5% third party brokerage commission. Currently, Genco has approximately 92% of its fleet’s estimated available days secured on contracts for the remainder of 2008 and 60% for 2009.

Genco has drawn upon its 10-year, $1.4 billion revolving credit facility to finance the remaining balance for the Genco Thunder of $77.35 million. The Company expects the delivery of ten additional newbuilding vessels by the end of 2009 and intends to utilize the undrawn portion of its $1.7 billion in aggregate credit facilities as well as cash flow from operations to fund these acquisitions.

The following table reflects the current employment of Genco’s current fleet as well as the employment or other status of vessels expected to join Genco’s fleet:
Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250	-
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250	-
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)		-
Genco Hadrian(6)	2009(7)	Cargill International S.A.(6)	46 to 62 months from delivery	65,000(5)		Q1 2009
Genco Commodus	2009(7)	To be determined (“TBD”)	TBD	TBD		Q2 2009
Genco Maximus	2009(7)	TBD	TBD	TBD		Q2 2009
Genco Aurelius	2009(7)	TBD	TBD	TBD		Q2 2009
Genco Claudius	2009(7)	TBD	TBD	TBD		Q3 2009
Genco Julian	2009(7)	TBD	TBD	TBD		Q3 2009
Genco Valerian	2009(7)	TBD	TBD	TBD		Q4 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500		-
Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700		-
Genco Leader	1999	A/S Klaveness Chartering	December 2008	25,650(8)		-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000(9)		-
Genco Acheron	1999	ArcelorMittal	July 2011	55,250(10)		-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100		-
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800		-
Genco Thunder	2007	Glory Wealth Shipping Pte. Ltd.	November 2008	35,000		-

Supramax Vessels
Genco Predator	2005	A/S Klaveness Chartering	October 2008	58,000(11)		-
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750		-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	June 2009	62,000(12)		-
Genco Cavalier	2007	Samsun Logix Corporation	July 2010	48,500(13)	47,700	-

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(14)		-
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000		-
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000(15)		-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500		-
Genco Marine	1996	NYK Bulkship Europe S.A.	March 2009	47,000		-
Genco Muse	2001	Norden A/S	September 2008	47,650		-

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000		-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000		-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000		-
Genco Eagle	2009	TBD	TBD	TBD		Q1 2009
Genco Falcon	2009	TBD	TBD	TBD		Q1 2009
Genco Hawk	2009	TBD	TBD	TBD		Q1 2009

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus has the option to extend the charter for a period of one year.

(2) Time charter rates presented are the gross daily charterhire rates before third party commissions ranging from 1.25% to 6.25%, except as indicated for the Genco Leader in note 7 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.

(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.

(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.

(6) Under the terms of this charter, if the Genco Hadrian is not delivered during 2008, the charterer has the option to cancel the charter.  Based on further guidance from the shipyard constructing the Genco Hadrian, we now expect this vessel to be delivered in January 2009.

(7) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.

(8) The time charter rate presented is the net daily charterhire rate. There are no payments of commissions associated with this time charter.

(9) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

(10) We have entered into a time charter agreement with ArcelorMittal for 35 to 37 months at a rate of $55,250 per day less a 5% third-party commission. The vessel is currently in drydocking and is expected to deliver to its new charterer on or about August 1, 2008.

(11) We have entered into a short-term time charter with A/S Klaveness Chartering for 3 to 5 months at a rate of $58,000 per day less a 5% third-party commission. The new charter commenced following the completion of the prior time charter on July 18, 2008.

(12) We have reached an agreement to extend the time charter with Pacific Basin Chartering Ltd. for 11 to 13.5 months at a rate of $62,000 per day, less a 5% third party brokerage commission. The time charter commenced following the expiration of the vessel's prior time charter on July 21, 2008.

(13) The time charter for this vessel commenced on July 19, 2008. In completing the negotiation of certain changes we required for novation of the existing charter, we agreed to reduce the daily gross rate and received a rebate from the brokers involved in the vessel sale. Since the vessel was acquired with a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.

(14) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.

(15) We recently extended the time charter for an additional 35 to 37.5 months at a rate of $37,000 per day less a 5% third-party commission. The new charter commenced on July 10, 2008, following the expiration of the previous charter.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 31 drybulk vessels consisting of five Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,226,500 dwt. After the expected delivery of 10 vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 41 drybulk vessels, consisting of 12 Capesize, eight Panamax, four Supramax, six Handymax and 11 Handysize vessels, with an aggregate carrying capacity of approximately 3,516,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company's acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire a total of 10 remaining drybulk vessels; (xii) the decision of the charterer of the Genco Hadrian with respect to the option mentioned in the table above; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007, and our subsequent reports on Form 10-Q and Form 8-K.

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